Exhibit 21.1

SunCoke Energy Partners, L.P.
Subsidiaries of the Registrant

Name    Registration
Haverhill Coke Company LLC (98%)*                        DE
-----Haverhill Cogeneration Company LLC                        DE
Middletown Coke Company, LLC (98%)*                        DE
-----Middletown Cogeneration Company LLC                    DE
Gateway Energy & Coke Company, LLC (75%)*                    DE
-----Gateway Cogeneration Company LLC                        DE
SunCoke Energy Partners Finance Corp.                        DE
SunCoke Logistics LLC                                DE
-----SunCoke Lake Terminal LLC                            DE
-----Kanawha River Terminals LLC                            DE
----------Marigold Dock, Inc.                                DE
----------Ceredo Liquid Terminal                            DE

*	Remaining equity interest held indirectly by our sponsor, SunCoke Energy, Inc.